EXHIBIT 99.7

News Release
Homestake Mining Company
650 California Street
San Francisco, CA 94108

Stephen A. Orr
Vice President Investor Relations
415-983-8169


            PRIME RESOURCES GROUP ACCEPTS HOMESTAKE MINING COMPANY'S
                  OFFER TO ACQUIRE MINORITY INVESTMENT IN PRIME


         San Francisco,  CA - DECEMBER 1, 1998 - Homestake Mining Company (NYSE:
HM) announced today that the shareholders of Prime Resources Group Inc. (TSE, VSE, AMEX: PRU) have approved a resolution to accept Homestake's offer to acquire the 49.4% of Prime it does not already own.

         Under the terms of the offer, Prime shareholders (other than Homestake) had the choice of receiving 0.74 of a Homestake common share or 0.74 of a Homestake Canada Inc. (HCI) exchangeable share. Prime shareholders that did not exercise the option to receive Homestake common stock by November 30, 1998, will receive HCI Exchangable shares. Each HCI exchangeable share may be exchanged at any time for one Homestake common share, and will have dividend and voting rights equivalent to those of one Homestake common share.

         Homestake expects final Canadian regulatory approval by December 3, 1998 at which time the Company will own 100% of Prime through a wholly owned subsidiary, Homestake Canada Inc. Homestake will issue approximately 27.8 million shares valued at $300 million to complete the purchase.

         The acquisition simplifies Homestake's corporate structure, unifies the Company's presence in Canada and eliminates costs associated with maintaining a separate public company. In addition, the Company increases its interest in low-cost production and reserves from the Eskay Creek Mine, clearly enhancing Homestake's position as one of the world's leading gold mining companies.

         Jack E. Thompson, Chairman, President and Chief Executive Officer of Homestake commented: "This transaction contributes to Homestake's continuing strategy of growth through quality assets. It will allow Homestake stockholders to benefit fully from Eskay Creek's potential and provides former Prime shareholders the opportunity to participate in Homestake's global growth strategy."

         To help facilitate the Prime acquisition and provide for future growth, Homestake shareholders approved a Restated Certificate of Incorporation. The restated certificate has increased the number of shares that the company can issue from 250 million to 450 million. Homestake's shareholders also approved an Outside Directors' Stock Compensation Plan that provides for external Directors to receive a substantial portion of their compensation in Homestake common stock.

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       Homestake  Mining  Company is an  international  gold mining company with operations and exploration activities in the United States, Canada, Australia and Chile. Homestake also has active exploration programs in Latin America and Eastern Europe. Homestake began gold mining operations over 120 years ago, and is the oldest listed company on the New York Stock exchange still in its original business. It has received numerous industry environmental and safety awards for its responsible environmental health and safety stewardships.